Exhibit 10.2

ADMINISTRATION AGREEMENT

BETWEEN

HCX SERIES DIRECT LENDING FUND

AND

HPS INVESTMENT PARTNERS, LLC

This Administration Agreement (“Agreement”) is made as of [ ], 2023 by and between HCX Series Direct Lending Fund, a Delaware statutory trust (the “Fund”), and HPS Investment Partners, LLC, a Delaware limited partnership (the “Administrator”).

WHEREAS, the Fund is a closed-end management investment fund that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1. Duties of the Administrator.

(a) Employment of Administrator. The Fund hereby retains the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative and compliance services necessary for the operation of the Fund, including, but not limited to, maintaining financial records, filing of the Fund’s tax returns, overseeing the calculation of the Fund’s net asset value, compliance monitoring (including diligence and oversight of the Fund’s other service providers), preparing reports to the Fund’s shareholders and reports filed with the Securities and Exchange Commission (the “SEC”) and other regulators, preparing materials and coordinating meetings of the Board, managing the payment of expenses, the payment and receipt of funds for investments and the performance of administrative and professional services rendered by others, providing office space, equipment and office services, and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with sub-administrators, custodians, depositories, depositaries, transfer agents, escrow agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, intermediaries, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in fulfilling its administrative duties. The Administrator shall make reports to the Board of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. HPS Advisors, LLC, the Fund’s investment adviser (the “Adviser”), and the Administrator may provide on the Fund’s behalf significant managerial assistance to those portfolio companies that request such assistance. For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Board.

2. Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act. The Administrator may delegate the foregoing responsibility to a third party with the consent of the Board, subject to the oversight of the Administrator and the Fund. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it or its delegate maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it or its delegate maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3. Confidentiality. The parties hereto agree that each shall treat all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4. Compensation; Allocation of Costs and Expenses. In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for certain costs and expenses incurred by the Administrator in performing its obligations, except as otherwise provided herein and in that certain Investment Advisory Agreement, by and between the Fund and the Adviser, as amended from time to time (the “Advisory Agreement”).

Except as specifically provided herein or otherwise in the Advisory Agreement, the Adviser shall bear its own Overhead Expenses. As used herein, the term “Overhead Expenses” means all salaries and employee benefit expenses of employees of the Adviser and related overhead (including rent, utilities and other similar items) resulting from the activities of such employees on behalf of the Fund or in connection with the Advisory Agreement. The Fund will bear all other costs and expenses of the Fund’s operations, administration and transactions, including, but not limited to:

(a) organization and offering expenses associated with the Fund’s offering (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses and other offering expenses);

(b) expenses incurred in connection with identifying, sourcing, evaluating, investigating, making, holding, servicing and the sale or proposed sale of investments, such as retainers and success fees and other compensation paid to sourcing, operating or joint venture partners, deal initiation expenses, professional (including consulting) fees and expenses, third-party research and data fees (including news, ESG data, market and quotation services);

(c) all expenses attributable to any proposed investment that is ultimately not made by the Fund (including retainers and other compensation paid to sourcing and operating partners, deal initiation expenses, professional (including consulting) fees and expenses, research, data fees, company or analyst conferences, travel, lodging, meals and related expenses) and any borrowing costs and Indemnification Obligation arising with respect to such proposed investment;

(d) management fees paid to the Adviser pursuant to the Advisory Agreement;

(e) all other expenses of the Fund’s operations, administration and transactions including, without limitation, those relating to:

(i)	expenses of, and fees paid to, a sub-administrator;

(ii)	the compensation of the Fund’s chief compliance officer;

(iii)

expenses incurred in connection with the maintenance of the Fund’s books and records, expenses and costs in connection with government and regulatory filings, expenses and costs of the preparation and delivery to the shareholders of wires, financial reports, valuations, investment summaries and other information pursuant to the Advisory Agreement and this Agreement, costs of preparing financial statements, costs of Sarbanes-Oxley Act of 2002 compliance and attestation, other reporting and compliance costs, including registration and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and all printing (including a flat service fee), publishing (including time spent performing such printing and publishing services) and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities;

(iv)	custodial fees;

(v)	the allocated costs incurred by the Adviser and the Administrator in providing managerial assistance to those portfolio companies that request it;

(vi)	the cost of calculating the Fund’s net asset value, including the cost of any third-party valuation services;

(vii)	lawyers’, accountants’, auditors’, agents’, appraisers’, consultants’, experts’, investment banking, rating agency and other professional fees;

(viii)	the costs of any reports, proxy statements or other notices to shareholders (including printing and mailing costs) and the costs of any shareholder or Trustee meetings;

(ix)	proxy voting expenses;

(x)	expenses incurred in connection with the dissolution and liquidation of the Fund;

(xi)

any Indemnification Obligation and any other indemnity, contribution, or reimbursement obligations of the Fund with respect to any person, whether payable in connection with a proceeding involving the Fund or otherwise;

(xii)	expenses incurred in connection with any hedging transaction;

(xiii)

costs incurred in connection with the establishment of any subsidiary entities of the Fund established for legal, tax, regulatory or other considerations, including overhead expenses in connection with the operation of any such entities and costs associated with establishing a permanent residence in certain jurisdictions;

(xiv)

reasonable travel and entertainment expenses incurred in connection with the Fund’s affairs or investment activities, including attending conferences for the benefit of the Fund (e.g., for analysts, industries or companies), lodging and other travel expenses related to business travel, and transportation, meals and related expenses (whether incurred during business travel or after customary work hours);

(xv)

expenses incurred in connection with obtaining legal (including ESG and cyber security), tax, financial and accounting advice and the advice of other consultants and experts (including in connection with ESG-related matters) on behalf of the Fund;

(xvi)	expenses incurred in connection with the registration, qualification, or exemption of the Fund under any applicable U.S. federal, state or non-U.S. laws;

(xvii)	out-of-pocket expenses incurred in connection with the collection of amounts due to the Fund from any person;

(xviii)

expenses incurred in connection with the preparation of amendments to the Advisory Agreement, this Agreement, the Fund’s declaration of trust, or the Fund’s bylaws or the preparation or distribution of any reports, circulars, forms or notices;

(xix)	any tax preparation expenditures, including any costs or expenses incurred in connection with the preparation or distribution of tax information and tax returns;

(xx)

any costs and expenses incurred in connection with or incidental to the incurrence or refinancing of any indebtedness, loan servicing (assets and liabilities), guarantees or other obligations by the Fund;

(xxi)

expenses incurred in connection with the obtaining and maintaining of insurance policies by or on behalf of the Fund, the Board or the Adviser, including any insurance policies that provide the Adviser with coverage with respect to its key personnel;

(xxii)

any taxes directly or indirectly imposed on, or required to be paid or withheld by, the Fund, the Adviser, or any of their affiliates (and any interest, additions to tax, penalties or expenses relating to any such taxes) with respect to the Fund or any shareholder, but not including any taxes (or any interest, additions to tax, penalties or expenses relating to any such taxes) imposed on income attributable to or distributions made to a shareholder as a result of the residence or domicile of such shareholder or otherwise as a result of the tax status of such shareholder, or that are otherwise properly allocable to such shareholder (which may be treated by the Fund as for the account of that shareholder), and (ii) any expenses incurred in connection with tax proceedings that are characterized as Fund expenses;

(xxiii)

all payments of interest, fees and other expenses incurred in connection with any indebtedness or guarantees of the Fund, including a credit facility or other credit arrangement and any line of credit, loan commitment or letter of credit for the Fund or related to any investment, other than any repayment of the principal amount of such indebtedness;

(xxiv)	costs of derivatives;

(xxv)

the costs of specialty and custom software for monitoring risk, compliance and the overall portfolio, including any development costs incurred prior to the filing of the Fund’s election to be treated as a BDC;

(xxvi)

independent Trustees’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent Trustees;

(xxvii)

all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings; notices or disclosures related to the Fund’s activities (including, without limitation, expenses relating to the preparation and filing of filings required under the Securities Act, TIC Form SLT filings, Internal Revenue Service filings under FATCA and FBAR reporting requirements applicable to the Fund or reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities, including any notices, reports and/or filings required under the AIFMD, European Securities and Markets Authority and any related regulations, and other regulatory filings, notices or disclosures of the Adviser relating to the Fund and its affiliates relating to the Fund, and their activities) and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Fund including those pursuant to applicable disclosure laws and expenses relating to FOIA requests, but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Fund and its activities;

(xxviii)

expenses incurred in connection with any proceeding involving the Fund (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith; provided that any such expenses which, if incurred by any Indemnified Person, would not be indemnifiable under Section 5, shall not constitute Fund expenses;

(xxix)	expenses incurred in processing subscription agreements; and

(xxx)

In addition to the compensation paid to the Adviser pursuant to Section 5 of the Advisory Agreement, the Fund shall reimburse the Adviser or its affiliates, as applicable, for all expenses of the Fund incurred by the Adviser (or such affiliates) as well as the actual cost of goods and services used for or by the Fund and obtained from entities not affiliated with the Adviser.

From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. The Fund will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses.

All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.

Costs and expenses of the Administrator and the Adviser that are eligible for reimbursement by the Fund will be reasonably allocated to the Fund on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Administrator.

5. Limit of Liability.

(a) The Administrator, any of its affiliates, and its officers, directors, members, employees, shareholders, partners, agents or representatives, or any of their respective affiliates (the “Indemnified Persons”) shall not be liable to the Fund for any losses, claims, damages or liabilities, including liabilities in respect of taxes (and any interest, additions to tax, penalties or expenses relating to any such taxes), arising out of, related to, or in connection with any act or omission performed or omitted by such party in connection with this Agreement or the Fund’s business or affairs, except for any losses, claims, damages or liabilities resulting from such Indemnified Person’s fraud, gross negligence, willful misconduct, knowing and material violation of any applicable law, intentional and criminal wrongdoing or material breach of this Agreement unless such material breach is a result of any conduct, act or omission not rising to the level of gross negligence. An Indemnified Person may consult with reputable legal counsel, accountants, consultants or other advisors in respect of the Fund’s business or affairs and shall not be liable to the Fund or any other Person who is party to or bound by this Agreement for any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel, accountants, consultants or other advisors; provided that such counsel, accountants, consultants and other advisors shall have been selected and monitored with reasonable care. An Indemnified Person shall, to the fullest extent permitted by applicable law, be treated as having acted in good faith and with the requisite degree of care if such Indemnified Person has relied on reports and written statements of the directors, officers, employees, agents, stockholders, members, managers and partners of a portfolio company or related person with respect to the applicable investment, unless such Indemnified Person had reason to believe that such reports or statements were not true and complete. Notwithstanding the foregoing provisions of this Section 5, no provision of this Agreement shall constitute a waiver or limitation of any shareholder’s rights under the U.S. federal or state securities laws.

(b) The Fund shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Indemnified Person against any losses, claims, damages or liabilities, including liabilities in respect of taxes (and any interest, additions to tax, penalties or expenses relating to any such taxes), arising out of, related to or in connection with this Agreement or the Fund’s business or affairs, except for any such losses, claims, damages or liabilities resulting from such Indemnified Person’s fraud, gross negligence, willful misconduct, knowing and material violation of any applicable law, intentional and criminal wrongdoing or material breach of this Agreement unless such material breach is a result of any conduct, act or omission not rising to the level of gross negligence or to the extent related to a dispute among Indemnified Persons. Subject to and in accordance with Section 5(g) hereof, the Fund will periodically reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as such expenses are incurred in connection with investigating, preparing, pursuing or defending any proceeding related to, arising out of or in connection with this Agreement or the Fund’s business or affairs whether or not pending or threatened and whether or not any Indemnified Person is a party thereto; provided that such Indemnified Person shall promptly repay to the Fund the amount of any such reimbursed expenses paid to it if it shall be judicially determined by judgment or order that such Indemnified Person is not entitled to be indemnified by the Fund. If for any reason, other than such Indemnified Person’s fraud, gross negligence, willful misconduct, knowing and material violation of any applicable law, intentional and criminal wrongdoing or material breach of this Agreement unless such material breach is a result of any conduct, act or omission not rising to the level of gross negligence or to the extent related to a dispute among Indemnified Persons, the indemnification described in this paragraph is unavailable to any Indemnified Person, or insufficient to hold it harmless, then the Fund shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Fund, on the one hand, and such Indemnified Person, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations

(c) The Board may make, execute record and file on its own behalf and on behalf of the Fund all instruments and other documents (including one or more deed polls in favor of categories of Indemnified Persons and/or one or more separate indemnification agreements between the Fund and individual Indemnified Persons) that the Board deems necessary or appropriate in order to extend the benefit of the provisions of this Section 5 to the Indemnified Persons, provided that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Section 5 except as otherwise may be required by applicable law.

(d) Notwithstanding anything else contained in this Agreement, the reimbursement, indemnity and contribution obligations of the Fund under Section 5(b) (the “Indemnification Obligations”) shall:

(i) be in addition to any liability which the Fund may otherwise have;

(ii) extend upon the same terms and conditions to the officers, directors, members, employees, affiliates, stockholders, agents and representatives of each Indemnified Person; and

(iii) be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of each Indemnified Person.

(e) The Fund’s obligation, if any, to indemnify or advance expenses to any person is intended to be secondary to any such obligation of, and shall be reduced by any amount such person collects as indemnification or advancement from, (i) any portfolio company or subsidiary thereof, or (ii) any applicable insurance policy. The Fund’s obligation to indemnify or advance expenses to any person shall be reduced by any amount such person collects as indemnification or advancement from any portfolio company or subsidiary thereof or any applicable insurance policy. If the Fund or an Indemnified Person is entitled to indemnification or advancement from (i) any portfolio company or subsidiary thereof, or (ii) any applicable insurance policy, the Fund or such Indemnified Person shall use commercially reasonable efforts to first seek indemnification or advancement from such portfolio company or subsidiary thereof or insurance policy. Notwithstanding anything to the contrary in this Agreement, the Fund may in the discretion of the Board pay any obligations or liabilities arising out of this Section 5 as a secondary indemnitor at any time prior to any primary indemnitor (which shall include any portfolio company or subsidiary thereof or any applicable insurance policy) making any payments any such primary indemnitor owes, it being understood that any such payment by the Fund shall not constitute a waiver of any right of contribution or subrogation to which the Fund is entitled (including against any primary indemnitor) or relieve any other indemnitor from any indemnity obligations. Neither any Indemnified Person nor the Fund shall be required to seek indemnification or contribution from any other sources with respect to any amounts paid by the Fund in accordance with this Section 8(d).

(f) The Board may cause the Fund to purchase and maintain insurance coverage reasonably satisfactory to the Board that provides the Fund with coverage, or Adviser, Administrator and their respective affiliates may purchase and maintain an omnibus insurance policy which includes coverage in respect of the Fund, in either case with respect to losses, claims, damages, liabilities and expenses, including losses, claims, damages, liabilities and expenses that would otherwise be Indemnification Obligations. The Fund’s share of fees and expenses incurred in connection with obtaining and maintaining any such insurance policy or policies, including any commissions and premiums and any expenses incurred in connection with the investigation, prosecution, defense, judgment or settlement of litigation related to such insurance policies, shall be Fund’s expenses.

(g) An Indemnified Person shall be entitled to advances from the Fund for payment of the expenses (including counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Person shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Person shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Person will ultimately be found to be entitled to indemnification.

6. Activities of the Administrator. The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as trustees, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and trustees, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7. Duration and Termination.

(a) This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, on 120 days’ written notice, by the Fund or by the Administrator. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof, or to the extent consistent with the requirements of the Investment Company Act, from the date of the Fund’s election to be regulated as a BDC under the Investment Company Act, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

8. Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act.

10. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

HCX SERIES DIRECT LENDING FUND

By:
Name:
Title:

HPS INVESTMENT PARTNERS, LLC

By:
Name:
Title: